Exhibit 23.4

August 18, 2011

Royal Bank of Canada,
200 Bay Street,
Royal Bank Plaza,
Toronto, Ontario,
Canada M5J 2J5.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Royal Bank of Canada (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”). Our opinion as to the United States federal income taxation treatment of the Notes is set forth in the pricing supplements related to the Notes identified on Annex A hereto (the “Pricing Supplements”) and the applicable portions of product supplement No. STR-1 dated February 24, 2011 and product supplement No. LIRN-3 dated August 9, 2011. We hereby consent to the reference to our opinion in the Pricing Supplements. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Annex A

Title of Notes	Date of Pricing Supplement	Date of Issue of Note
$17,448,340 aggregate principal amount of Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due August 30, 2013	August 11, 2011	August 18, 2011

$59,107,560 aggregate principal amount of Strategic Accelerated Redemption Securities® Linked to S&P 500® Index, due August 20, 2012	August 11, 2011	August 18, 2011

$5,636,000 aggregate principal amount of Leveraged Buffered Equity Index-Linked Notes (Linked to the S&P 500® Index), due September 18, 2012	August 11, 2011	August 18, 2011

$20,307,000 aggregate principal amount of Leveraged Buffered Equity Index-Linked Notes (Linked to the S&P 500® Index), due August 23, 2012	August 11, 2011	August 18, 2011